Exhibit 99.1

  For Immediate Release

    April 21, 2010

OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS QUARTER EARNINGS

Chino, California, April 21, 2010 – The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the first quarter ended March 31, 2010 with net earnings of $41,285, a 65.4% decrease from net income of $119,269 for the first quarter of last year. Net income per basic share for the first quarter was $0.06 as compared to $0.17 for the first quarter last year.

Dann H. Bowman, President and Chief Executive Officer stated, “During this time of uncertainty in the financial services industry, we are pleased to report that the Bank remains profitable and stable, however because the Bank made significant provisions to Loan Loss Reserve during the first quarter, the net earnings were lower than the same quarter last year.  Fortunately, during this time when many banks have to cut back on lending, we have significant capacity to continue making loans and support the community.

We have also recently announced the opening of the Bank’s third branch office in Rancho Cucamonga.  Though the economy remains slow, we see great potential for expansion in this area, and look forward to a very good year.”

Financial Condition

At March 31, 2010, total assets were $110.8 million, an increase of $7.2 million or 7.0% from December 31, 2009, and an increase of $21.9 million or 24.7% from March 31, 2009. This is a direct result of the growth of the Bank’s deposits.

Total deposits increased by 8.8% to $100.4 million at March 31, 2010, an increase from $92.3 million at December 31, 2009. Total deposits increased 27.7% from March 31, 2009’s balance of $78.6 million. At March 31, 2010, the Company’s core deposits represent 80.5% of the total deposits.

Loans decreased $940,706 during the first quarter from December 31, 2009 with a remaining balance of $60.5 million at March 31, 2010. Comparing the balances of March 31, 2009, the Company’s loans increased $11.4 million or 23.3% during the twelve month period.

Earnings

The Company posted net interest income of $952,763 for the quarter ended March 31, 2010 as compared to $822,299 the quarter ended March 31, 2009, due to increased average balances in loans and increased average balances in interest-bearing deposits. Average interest- earning assets were $93.6 million with average interest-bearing liabilities of $62.3 million yielding a net interest margin of 4.13% for the first quarter of 2010 as compared to the average interest-earning assets of $75.0 million with average interest-bearing liabilities of $44.4 million yielding a net interest margin of 4.45% for the first quarter of 2009.

Non-interest income totaled $293,835 for the first quarter of 2010, or an increase of 18.8% from $247,452 earned during the first quarter of 2009. Service charges on deposit accounts increased 25.7% to $267,641 due to increased overdraft and return item charges.

The provision for loan losses increased by $247,534 to $263,685 or 1,532.6% in the first quarter of 2010, compared to $16,151 in the first quarter of 2009.

            General and administrative expenses were $928,926 for the three months ended March 31, 2010 as compared to $870,574 for the first quarter of 2009. The largest component of general and administrative expenses was salary and benefits expense of $524,022 for the first quarter of 2010 as compared to $488,695 for the three months ended March 31, 2009. Occupancy, equipment, and data processing expenses also increased as expenses are incurred for the new Rancho Cucamonga office. Other expenses decreased by $14,103 for the comparable three-month period due to expenses of other real estate in 2009 that did not occur in 2010

            Income tax expense was $12,702 for the three months ended March 31, 2010 as compared to $63,757 for the three months ended March 31, 2009. The effective income tax rate for the first quarter of 2010 and 2009 is approximately 39%.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
March 31, 2010 and December 31, 2009

	March 31, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$10,355,204	$3,089,300

Interest-bearing deposits in other banks	26,672,252	25,433,602

Investment securities available for sale	5,237,643	5,567,855
Investment securities held to maturity (fair value approximates
$2,142,000 at March 31, 2010 and $2,332,000 at December 31, 2009)	2,091,784	2,291,962
Total investments	34,001,679	33,293,419
Loans
Construction	0	0
Real estate	50,339,110	50,931,354
Commercial	9,312,613	9,621,310
Installment	815,799	855,564
Gross loans	60,467,522	61,408,228
Unearned fees and discounts	(18,866)	(17,887)
Loans net of unearned fees and discount	60,448,656	61,390,341
Allowance for loan losses	(1,394,095)	(1,277,526)
Net loans	59,054,561	60,112,815

Accrued interest receivable	314,916	326,206
Restricted stock	677,650	677,650
Fixed assets, net	3,374,367	3,100,183
Other real estate	0	24,861
Prepaid & other assets	3,020,132	2,956,242
Total assets	$110,798,509	$103,580,676

LIABILITIES:
Deposits
Non-interest bearing	$37,405,737	$35,872,495
Interest Bearing
NOW and money market	34,751,517	31,148,654
Savings	1,178,593	1,003,290
Time deposits less than $100,000	7,503,819	6,722,558
Time deposits of $100,000 or greater	19,600,618	17,541,461
Total deposits	100,440,284	92,288,458

Accrued interest payable	147,392	125,823
Borrowings from Federal Home Loan Bank (FHLB)	0	994,000
Accrued expenses & other payables	649,009	612,667
Subordinated debentures	3,093,000	3,093,000
Total liabilities	104,329,685	97,113,948
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 697,961 shares and 699,061 shares at March 31, 2010 and December 31, 2009, respectively.

	2,466,649	2,498,664
Retained earnings	3,926,192	3,884,907
Accumulated other comprehensive income	75,983	83,157
Total stockholders' equity	6,468,824	6,466,728
Total liabilities & stockholders' equity	$110,798,509	$103,580,676

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended
	March 31,
	2010	2009
Interest income
Investment securities and due from banks	$168,592	$217,282
Interest on Federal funds sold	0	34
Interest and fee income on loans	1,076,447	891,357
Total interest income	1,245,039	1,108,673
Interest expense
Deposits	241,283	235,008
Interest on Federal funds purchased	0	113
Interest on FHLB borrowings	30	290
Other borrowings	50,963	50,963
Total interest expense	292,276	286,374
Net interest income	952,763	822,299
Provision for loan losses	263,685	16,151
Net interest income after
provision for loan losses	689,078	806,148
Non-interest income
Service charges on deposit accounts	267,641	212,961
Other miscellaneous income	6,083	9,601
Dividend income from restricted stock	3,137	8,160
Income from bank-owned life insurance	16,974	16,730
Total non-interest income	293,835	247,452
General and administrative expenses
Salaries and employee benefits	524,022	488,695
Occupancy and equipment	85,848	77,612
Data and item processing	80,040	73,481
Advertising and marketing	13,818	15,874
Legal and professional fees	45,016	45,065
Regulatory Assessments	52,193	28,028
Insurance	8,941	7,784
Directors' fees and expenses	17,323	18,207
Other expenses	101,725	115,828
Total general & administrative expenses	928,926	870,574
Income before income tax expense	53,987	183,026
Income tax expense	12,702	63,757
Net income	$41,285	$119,269
Basic earnings per share	$0.06	$0.17
Diluted earnings per share	$0.06	$0.16

	For the three months ended
	March 31
	2009	2008
KEY FINANCIAL RATIOS
(unaudited)
Return on average equity	0.64%	1.92%
Return on average assets	0.04%	0.14%
Net interest margin	4.13%	4.45%
efficiency ratio	94.51%	82.63%
Net chargeoffs to average loans	0.24%	0.00%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$108,030	$84,157
Average interest-earning assets	$93,617	$74,905
Average gross loans	$61,213	$48,886
Average deposits	$97,564	$73,348
Average equity	$6,460	$6,225

CREDIT QUALITY	End of period
(unaudited)	March 31, 2010	December 31, 2009
Non-performing loans	$1,414,884	$412,343
Non-performing loans to total loans	2.34%	0.67%
Non-performing loans to total assets	1.28%	0.40%
Allowance for loan losses to loans	2.31%	2.08%

OTHER PERIOD-END STATISTICS
(unaudited)	March 31, 2010	December 31, 2009
Shareholders equity to total assets	5.84%	6.24%
Loans to deposits	60.20%	66.54%
Non-interest bearing deposits to total deposits	37.24%	38.87%